SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2007

Covad Communications Group, Inc.
(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-32588	77-0461529

(Commission	(IRS Employer
File Number)	Identification No.)

110 Rio Robles
San Jose, California	95134-1813

(Address of principal executive offices)	(Zip code)
(408) 952-6400

(The Registrant’s telephone number)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05: Costs Associated with Exit or Disposal Activities
     On June 22, 2007, Covad Communications Group, Inc. (the “Company”) and its subsidiaries committed to a plan (the “Plan”) to reduce its workforce by approximately 50 employees during the quarter ending June 30, 2007. This plan is intended to improve the efficiency of the Company’s organization and the financial performance of some of the Company’s product lines. The Company currently estimates that employee severance costs for these 50 employees will result in a restructuring charge of approximately $1.0 million during the quarter ending June 30, 2007. All of these severance costs will be cash expenditures which are expected to be paid during the quarters ending June 30, 2007 and September 30, 2007.
ITEM 7.01: Regulation FD Disclosure
     In addition to the $1.0 million of restructuring charges described above, the Company incurred restructuring charges of approximately $0.5 million, also payable in cash, with respect to actions taken earlier in the quarter ending June 30, 2007. The combination of these previous actions and the actions described in Item 2.05 above is expected to result in a reduction in workforce of approximately 8% and a total restructuring charge of $1.5 million to be reported for the quarter ending June 30, 2007.
     As discussed above, on June 28, 2007, the Company issued a press release announcing reductions to its workforce. A copy of the press release is furnished as Exhibit 99.1 to this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.
ITEM 9.01: Financial Statements and Exhibits.
     (c) Exhibits
99.1	Press release issued by Covad Communications Group, Inc., dated June 28, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 28, 2007

By:	/s/ James Kirkland
James Kirkland
Executive Vice President, Strategic Development and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Covad Communications Group, Inc., dated June 28, 2007